UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2022

STRAN & COMPANY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-41038	04-3297200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Heritage Drive, Suite 600, Quincy, MA	02171
(Address of principal executive offices)	(Zip Code)

800-833-3309
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	STRN	The NASDAQ Stock Market LLC

Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $4.81375	STRNW	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 21, 2022, Stran & Company, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Purchase Agreement”) with G.A.P. Promotions, LLC, a Massachusetts limited liability company (the “Seller” or “G.A.P. Promo”), Gayle Piraino (“Piraino”) and Stephen Piraino (together with Piraino, the “Members”), pursuant to which the Company will acquire substantially all of the assets of the Seller used in the Seller’s branding, marketing and promotional products and services business (the “Business”).

Founded in 2006 by Piraino and headquartered in Gloucester, Massachusetts, G.A.P. Promo specializes in servicing the needs of large alcohol beverage brands. Its services include display enhancers, display racks, mass displays, on-premises merchandise and point-of-sale (POS) products. G.A.P. Promo has 13 employees, in addition to founder and owner Piraino. Both the Company and the Seller are members of the Facilis buying group, and utilize the same order management system. G.A.P. Promo’s unaudited net sales were approximately $5.6 million in 2019, $7.4 million in 2020 and $7.2 million in 2021, and its unaudited gross margins were approximately 30.3% in 2019, 28.6% in 2020 and 29.2% in 2021.

The aggregate purchase price for the Business will consist of: (a) $500,000 in cash, subject to adjustment as set forth in the Purchase Agreement (the “Closing Cash Payment”); (b) restricted shares of the Company’s common stock in an amount equal to the quotient of $100,000 divided by the closing price of the common stock (the “Buyer Shares”) at the close of trading on the date of the public announcement of the Purchase Agreement and issued under a restricted stock grant agreement vesting over a one-year period (1/4 per quarter) beginning the first quarter after the date of the consummation of the transactions contemplated by the Purchase Agreement (the “Closing Date”); (c) installment payments equal to (i) $180,000 on the first anniversary of the Closing Date and (ii) $300,000 on the second anniversary of the Closing Date; (d) an amount equal to the amount paid by the Seller (at cost) for all of the Seller’s Inventory (as defined in the Purchase Agreement) that is on hand as of the Closing Date; and (e) the Earn Out Payments (as defined below), if applicable.

The Closing Cash Payment portion of the purchase price is subject to certain adjustments. The Closing Cash Payment will be decreased by the amount of any outstanding indebtedness of the Seller or the Business for borrowed money existing as of the Closing Date, other than any indebtedness constituting an Assumed Liability (as defined in the Purchase Agreement), and the deducted amount will be utilized to pay off such outstanding indebtedness. In addition, the Closing Cash Payment is subject to customary estimated and final working capital adjustment provisions with a target working capital of $0. The timing and manner of the determination of any working capital adjustments, any adjustments in the Closing Cash Payment amount or any other payments required to be made pursuant to these adjustments, and the resolution of any disagreements as to these adjustments or payments, will follow the procedures prescribed by the Purchase Agreement.

The Seller is also entitled to receive the following payments (each, an “Earn Out Payment” and together, the “Earn Out Payments”) to the extent the Business achieves the applicable Gross Profit targets:

1. An Earn Out Payment equal to 70% of annual Gross Profit of the Business to the extent Gross Profit is above $1,500,000 for the trailing 12-month period from the first anniversary of the Closing Date (the “Initial Earn Out Period”); and

2. An Earn Out Payment equal to 70% of annual Gross Profit of the Business to the extent Gross Profit is above $1,500,000 for the trailing 12-month period from the second anniversary of the Closing Date (the “Second Earn Out Period”).

In the event that any Inventory included in the Purchased Assets (as defined in the Purchase Agreement) is not purchased during the Initial Earn Out Period, or any Accounts Receivables (as defined in the Purchase Agreement) included in the Purchased Assets are not paid during the Initial Earn Out Period (the “Unpurchased/Unpaid Amount”), then such Unpurchased/Unpaid Amount will be deducted from the Earn Out Payment due following the Initial Earn Out Period, or if such Unpurchased/Unpaid Amount exceeds the Earn Out Payment due following the Initial Earn Out Period, then such amounts will be deducted from the Earn Out Payment due following the Second Earn Out Period. If any Unpurchased/Unpaid Amounts are subsequently sold or paid, the Seller will be entitled to receive such amounts in full.

To the extent the Seller is entitled to all or a portion of an Earn Out Payment, the applicable Earn Out Payment (or portion thereof) will be paid on the date that is 30 days from the date on which it is determined the Seller is entitled to such Earn Out Payment.

During the period between the execution of the Purchase Agreement and the Closing Date, the Seller will operate the Business in the ordinary course of business substantially consistent with past practices; provide reasonable access to the Business’s books, records, sales representatives and support staff; and both the Company and the Seller will give notice of any events adversely relating to the consummation of the transactions contemplated by the Purchase Agreement. Until the earlier of the Closing Date or February 28, 2022, the Seller and the Members may not engage in or continue discussions or negotiations relating to any material transaction that is inconsistent with the Purchase Agreement with parties other than the Company.

“Gross Profit” means (i) the amount invoiced to customers less (ii) expenses charged by any third party (except the Company and its affiliates) directly related to that job or account. Such expenses shall include but not be limited to cost of goods sold, decoration, setup fees, third-party warehousing and fulfillment charges, inbound and outbound shipping, duties/taxes and credit card fees.

The Purchase Agreement contains customary representations, warranties and covenants, including a covenant that the Seller and Piraino will not compete with the Business for a period of three (3) years following closing.

The Purchase Agreement also contains mutual indemnification for breaches of representations or warranties and failure to perform covenants or obligations contained in the Purchase Agreement. The Seller and the Members also indemnified the Company for (i) any Excluded Liability (as defined in the Purchase Agreement) and (ii) any liability of the Seller which is not an Assumed Liability (as defined in the Purchase Agreement) and which is imposed upon the Company under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of the Seller, or the operation or conduct of the Business prior to the closing. The Company also indemnified the Seller and the Members for (i) any Assumed Liability and (ii) any liability (other than any Excluded Liability) asserted by a third party against any of the Seller or the Members which arises out of the ownership of the Purchased Assets after the Closing Date or the operation by the Company of the Business conducted with the Purchased Assets after the Closing Date.

In the case of the indemnification provided with respect to breaches of certain non-fundamental representations and warranties, the party will only become liable for indemnified losses if the amount exceeds an aggregate of $100,000, whereupon such party will be liable for all losses relating back to the first dollar. Notwithstanding the foregoing, this threshold limitation shall not apply to claims by the Company for breaches by the Seller or the Members of certain fundamental representations.

The closing of the Purchase Agreement is subject to customary closing conditions, including, without limitation, the completion of due diligence investigations; the receipt of any required consents of any third parties or governmental agencies; and the release of any security interests. In addition, (i) the Company shall have entered into an employment agreement with Piraino that is in form and substance satisfactory to the Company and Piraino, which will provide for a two-year term with compensation of $100,000 salary per year exclusive of travel, entertainment or other approved expenses, termination for cause only and that termination will not affect Seller’s rights to receive Earn Out Payments, non-competition and non-solicitation provisions, and $500 per month as a vehicle allowance during the term of the Management Agreement or Piraino continues to provide services to the Company, whichever is later; (ii) each retained sales representatives will execute a mutually agreeable employment agreement containing reasonable non-solicitation clauses, consistent with a transaction as set forth in the Purchase Agreement; and (iii) the Company will have entered into an employment agreement with Jeffrey Piraino (“JP”) providing for a two-year term, as VP of Corporate Development or comparable role and title, with the same or better initial compensation, including bonus, that JP earns as of the Closing Date, and an exception to its non-compete/non-solicitation provision for JP’s employment with a supplier/vendor, customer/distiller, winery, or brewer during the restricted period,.

The Purchase Agreement may be terminated at any time prior to closing by (i) mutual agreement of the parties; (ii) by any of the Company, the Members or the Seller if there has been a material misrepresentation or breach of covenant or agreement contained in the Purchase Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least 14 days’ written notice is given; (iii) by the Company if any of the Seller or Members’ closing conditions set forth in the Purchase Agreement shall not have been satisfied before the 60th day following the date of the Purchase Agreement (the “Outside Date”), or such later date as the Company, the Members and the Seller shall mutually agree in writing; or (iv) by the Seller or the Members if any of the Company’s closing conditions set forth in the Purchase Agreement shall not have been satisfied before the Outside Date, or such later date as the Company, the Members and the Seller shall mutually agree in writing.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the form of such document which is filed hereto as Exhibit 2.1.

Item 8.01 Other Events.

On January 26, 2022, the Company issued a press release announcing the Purchase Agreement. A copy of the press release is attached to this report as Exhibit 99.1. The press release furnished in this report as Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit
2.1	Asset Purchase Agreement, dated as of January 21, 2022, by and among Stran & Company, Inc., G.A.P. Promotions, LLC, and Gayle Piraino and Stephen Piraino
99.1	Press Release dated January 26, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2022	STRAN & COMPANY, INC.

/s/ Andrew Shape
	Name:	Andrew Shape
	Title:	Chief Executive Officer

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